Exhibit 99.1

Triangle Petroleum Announces Caliber Midstream $200 Million Credit Facility and

Cash Distribution

DENVER - December 18, 2013 - Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) announced today that Caliber Midstream Partners, L.P. (“Caliber”), its midstream joint venture with First Reserve’s Energy Infrastructure Fund (“FREIF”), has closed on a Senior Secured Revolving Credit Facility (“Credit Facility”) in the amount of $200 million. Additionally, Caliber will pay a $1.05 per unit distribution, from available cash, to its unitholders attributable to the financial performance of the business.

$200 Million Credit Facility

The Credit Facility is a $200 million senior secured leverage-based 5-year revolving credit facility with an accordion feature of up to an additional $100 million. In closing the Credit Facility, Citibank, N.A. acted as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner; Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC acted as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents; and Amegy Bank National Association acted as Documentation Agent.

Proceeds from the Credit Facility will be used for further expansion of Caliber’s gathering system and for general corporate purposes. Caliber will not borrow under the Credit Facility before the entire $150 million of equity capital contributions from FREIF and the $30 million of equity capital contributions from Triangle have been funded. Neither Triangle nor FREIF acts as a guarantor under the Credit Facility. Caliber’s availability under the Credit Facility is determined by total leverage and is expected to grow over time.

The interest rate under the Credit Facility is determined as LIBOR or the Alternate Base Rate (“ABR”) plus an applicable margin, with the applicable margin calculation based on the following leverage-based pricing grid:

Leverage Ratio	LIBOR Margin	ABR Margin
> 4.00x	3.00%	2.00%
> 3.50x < 4.00x	2.75%	1.75%
> 3.00x < 3.50x	2.50%	1.50%
> 2.50x < 3.00x	2.25%	1.25%
< 2.50x	2.00%	1.00%

Cash Distribution

The Board of Directors of Caliber Midstream GP LLC, the general partner of Caliber Midstream Partners, L.P., has declared a cash distribution from available cash of $1.05 per limited partner unit, resulting in cash distributions of $3.15 million to Triangle and $7.35 million to FREIF.

About Triangle

Triangle (NYSE MKT: TPLM) is a vertically integrated, growth oriented energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. For more information, visit Triangle’s website at www.trianglepetroleum.com.

About First Reserve and FREIF

First Reserve is the largest global private equity firm exclusively focused on energy. With 30 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised more than USD $24 billion of aggregate capital since inception. Putting these relationships to work, First Reserve has completed more than 475 transactions (including platform investments and add-on acquisitions) on six continents. Its portfolio companies operate in approximately 50 countries and span the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services and infrastructure. First Reserve has offices in Greenwich, CT; Houston, TX; London, U.K. and Hong Kong. Visit www.firstreserve.com for more information.

About Caliber Midstream Partners, L.P.

Caliber is an independent, growth-oriented energy infrastructure company that provides a full suite of midstream services to producers in the Bakken and Three Forks shale oil plays. Caliber is focused on developing innovative, cost-effective and efficient solutions developed synergistically to handle a producer’s molecules, not just their hydrocarbons. Caliber’s services include crude oil and natural gas gathering, transportation, treating and processing; produced water transportation and disposal in Caliber operated injection wells; and freshwater sourcing and transportation by pipeline linked to various points of supply. Caliber’s initial asset base is strategically located in McKenzie County, North Dakota — in the heart of the developing, economically-established Bakken and Three Forks shale oil plays.

Forward-Looking Statements Disclosure

The information presented in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2013 and its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contact

Triangle Petroleum Corporation
Justin Bliffen, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com